                          Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock

                                      of

                      Specialty Equipment Companies, Inc.

                                      at

                             $30.50 Net Per Share

                                      by

                            Solar Acquisition Corp.

                         a wholly owned subsidiary of

                        United Technologies Corporation

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 20, 2000, UNLESS THE OFFER IS EXTENDED.


  THIS OFFER IS BEING MADE IN CONNECTION WITH THE MERGER AGREEMENT, DATED AS OF OCTOBER 13, 2000 (THE "MERGER AGREEMENT"), AMONG UNITED TECHNOLOGIES CORPORATION ("PARENT"), SOLAR ACQUISITION CORP. ("PURCHASER") AND SPECIALTY EQUIPMENT COMPANIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTEREST OF THE HOLDERS OF SHARES (AS DEFINED HEREIN) AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE THE MERGER.

  PARENT AND PURCHASER HAVE ENTERED INTO A STOCKHOLDER AGREEMENT WITH STOCKHOLDERS OF THE COMPANY WHO OWN AN AGGREGATE OF APPROXIMATELY 38% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, ASSUMING THE EXERCISE OF ALL ISSUED AND OUTSTANDING COMPANY STOCK OPTIONS, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER AND HAVE GRANTED PURCHASER AN OPTION TO PURCHASE ALL SUCH SHARES AT A PRICE OF $30.50 PER SHARE UPON THE OCCURRENCE OF CERTAIN EVENTS.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN AGGREGATED WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT (EXCLUDING SHARES HELD BY AN EMPLOYEE BENEFIT
PLAN), REPRESENTS AT LEAST A MAJORITY OF ALL OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS, ASSUMING THE EXERCISE OF ALL OUTSTANDING COMPANY STOCK OPTIONS, AND (B) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD AND THE RECEIPT OF ANY REQUIRED APPROVAL UNDER ANY FOREIGN ANTITRUST AND COMPETITION LAWS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR THE MERGER.

                                   IMPORTANT

  Stockholders desiring to tender all or any portion of their shares of common stock, par value $.01 per share, of the Company, (the "Shares") should either:
(a) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), or (b) follow the procedures for book-entry tender of Shares set forth in Section 3 or (c) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

              [LOGO OF GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

October 23, 2000

                                                                            Page
                                                                            ----
 SUMMARY TERM SHEET........................................................   1
 INTRODUCTION..............................................................   5
 THE TENDER OFFER..........................................................   7
  1. Terms of the Offer...................................................    7
  2. Acceptance for Payment and Payment for Shares........................    8
  3. Procedure for Tendering Shares.......................................    9
  4. Withdrawal Rights....................................................   12
  5. Certain United States Federal Income Tax Consequences of the Offer...   13
  6. Price Range of Shares; Dividends.....................................   14
  7. Possible Effects of the Offer on the Market for the Shares; NYSE
      Listing;
      Margin Regulations and Exchange Act Registration....................   14
  8. Certain Information Concerning the Company...........................   15
  9. Certain Information Concerning Purchaser and Parent..................   18
 10. Background of the Offer; Contacts with the Company...................   19
 11. Purpose of the Offer; Plans for the Company; the Merger Agreement;
      the Stockholder Agreement; Employee Agreements......................   20
 12. Source and Amount of Funds...........................................   32
 13. Certain Conditions of the Offer......................................   32
 14. Certain Legal Matters................................................   33
 15. Fees and Expenses....................................................   35
 16. Miscellaneous........................................................   36

 SCHEDULE A--Information Concerning Directors and the Executive Officers of
  Parent and Purchaser..................................................... A-1

                              SUMMARY TERM SHEET

  Solar Acquisition Corp., which is referred to in this offer to purchase as "Purchaser," is offering to purchase all of the outstanding shares of common stock of Specialty Equipment Companies, Inc., which is referred to in this offer to purchase as the "Company," for $30.50 per share in cash. The following are some of the questions you, as a stockholder of Specialty Equipment Companies, Inc., may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

Who is offering to buy my shares?

  Solar Acquisition Corp. is a Delaware corporation formed for the purpose of making this tender offer. Solar Acquisition Corp. is a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation, which is referred to in this offer to purchase as "Parent." See Section 9 of this offer to purchase--"Certain Information Concerning Purchaser and Parent."

What shares are being sought in the offer?

  Solar Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Specialty Equipment Companies, Inc. See
"INTRODUCTION" and Section 1 of this offer to purchase--"Terms of the Offer."

How much are you offering to pay and what is the form of payment?

  Solar Acquisition Corp. is offering to pay $30.50 per share, net to you, in cash. See "INTRODUCTION" and Section 1 of the offer to purchase--"Terms of the Offer."

Do you have the financial resources to make payment?

  United Technologies Corporation, the parent of Solar Acquisition Corp., will provide Solar Acquisition Corp. with sufficient funds from available cash on hand to acquire all shares tendered in the offer and all shares to be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See
Section 12 of this offer to purchase--"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

  We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  .  the offer is being made for all outstanding shares solely for cash,

  .  the offer is not subject to any financing condition, and

  . if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

How long do I have to decide whether to tender in the offer?

  You will have at least until 12:00 midnight, New York City time, on Monday, November 20, 2000, to decide whether to tender your shares in the offer. See Sections 1 and 3 of this offer to purchase--"Terms of the Offer" and-- "Procedure for Tendering Shares--Notice of Guaranteed Delivery."

Can the offer be extended and under what circumstances?

  Yes. We have agreed with Specialty Equipment that we may extend the offer if less than 90% of the outstanding shares have been tendered or if we are required to extend the offer by the rules of the Securities and Exchange Commission. We have also agreed with Specialty Equipment that we will extend the offer, until as late as December 18, 2000 (and 60 business days thereafter in certain cases), if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by us). See Section 1 of this offer to purchase--"Terms of the Offer."

How will I be notified if the offer is extended?

  If we extend the offer, we will inform LaSalle Bank National Association (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the business day after the scheduled expiration date.

What are the most significant conditions to the offer?

  We are not obligated to purchase any tendered shares unless the number of shares tendered (and not withdrawn), together with any Shares beneficially owned by United Technologies, equals at least a majority of the shares of Specialty Equipment outstanding on a fully diluted basis, assuming the exercise of all Company stock options. We are also not obligated to purchase tendered shares if there is a material adverse change in Specialty Equipment or its business. The offer is also subject to a number of other conditions. See Section 13 of this offer to purchase--"Certain Conditions of the Offer."

How do I tender my shares?

  To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to LaSalle Bank National Association, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver to the depositary something that is required by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or another fiduciary, which is a member of the Securities Transfer Agents Medallion Program or another eligible institution, guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3 of this offer to purchase--"Procedure for Tendering Shares."

Until what time can I withdraw previously tendered shares?

  You can withdraw shares at any time until the offer has expired and, if we have not by December 22, 2000 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Sections 1 and 4 of this offer to purchase--"Terms of the Offer" and "Withdrawal Rights."

How do I withdraw previously tendered shares?

  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to LaSalle Bank National Association while you still have the right to withdraw the shares. See Sections 1 and 4 of this offer to purchase--"Terms of the Offer" and "Withdrawal Rights."

What does the Specialty Equipment Board of Directors think of the offer?

  Solar Acquisition Corp. is making the offer pursuant to a merger agreement with Specialty Equipment. The Specialty Equipment Board of Directors unanimously approved the merger agreement, Solar Acquisition Corp.'s tender offer and its proposed merger with Specialty Equipment. The Specialty Equipment Board of Directors has determined that the offer and the merger are advisable and fair to and in the best interest of Specialty Equipment's stockholders and it unanimously recommends that stockholders accept the offer, tender their shares and approve the merger. See Section 10 of this offer to purchase--"Background of the Offer; Contacts with the Company." Specialty Equipment has prepared a Solicitation and Recommendation Statement containing additional information regarding the Board's determination and recommendation, which is being sent to stockholders together with this offer to purchase.

Have other stockholders of Specialty Equipment committed to tender their shares?

  Certain stockholders of Specialty Equipment, who own in the aggregate approximately 38% of the outstanding shares of Specialty Equipment on a fully diluted basis, assuming the exercise of all issued and outstanding stock options, have each agreed to tender (and not withdraw) all of their shares in the offer. In addition, the same stockholders have granted Solar Acquisition Corp. an option to purchase all of the shares owned by each of them at a price of $30.50 per share (or any other price payable in the offer) upon the occurrence of certain events. See Section 11 of this offer to purchase-- "Purpose of the Offer; Plans for the Company; the Merger Agreement; the Stockholder Agreement; Employee Agreements--The Stockholder Agreement."

Will the tender offer be followed by a merger if all the shares are not tendered in the offer?

  After Solar Acquisition Corp. closes the offer and purchases tendered shares in accordance with the offer, subject to certain conditions, Solar Acquisition Corp. will be merged with Specialty Equipment. If that merger takes place, United Technologies and its affiliates will own all of the shares of Specialty Equipment and all other stockholders of Specialty Equipment will receive the same price paid in the offer, that is, $30.50 per share in cash (or any other price per share which is paid in the offer). See "INTRODUCTION" and Section 11 of this offer to purchase--"Purpose of the Offer; Plans for the Company; the Merger Agreement; the Stockholder Agreement; Employee Agreements--The Merger Agreement." There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. See
Section 14 of this offer to purchase--"Certain Legal Matters--Appraisal
Rights."

If I decide not to tender, how will the offer affect my shares?

  If the merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer, subject to their right to seek appraisal rights under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares and that you will forego the right to assert appraisal rights under Delaware law. However, until the merger is consummated or if the merger were not to take place for some reason, the number of stockholders of Specialty Equipment and the shares of Specialty Equipment which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on The New York Stock Exchange or any other securities exchange, and Specialty Equipment may cease making filings with the Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. See Sections 7 and 11 of the offer to purchase--"Possible Effects of the Offer on Market for the Shares; NYSE Listing; Margin Regulations and Exchange Act Registration" and "Purpose of the Offer; Plans for the Company; the Merger Agreement; the Stockholder Agreement; Employee Agreements--The Merger Agreement" of this offer to purchase.

What is the market value of my shares as of a recent date?

  On October 13, 2000, the last trading day before United Technologies and Specialty Equipment announced that they had signed the Merger Agreement, the last sale price of the shares reported on The New York Stock Exchange was $24 3/16 per share. On October 20, 2000, the last trading day before Solar Acquisition Corp.

commenced its tender offer, the last sale price of the shares was $30 3/16 per share. We advise you to obtain a recent quotation for shares of Specialty Equipment in deciding whether to tender your shares. See Section 6 of this offer to purchase--"Price Range of Shares; Dividends."

Who can I talk to if I have questions about the tender offer?

You can call Georgeson Shareholder Communications, Inc. ((888) 223-2064). Georgeson Shareholder Communications is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To the Holders of Shares of Common Stock of Specialty Equipment Companies, Inc.:

                                 INTRODUCTION

  Solar Acquisition Corp., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $.01 per share, of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company"), at $30.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. Purchaser will pay all charges and expenses of LaSalle Bank National Association (the "Depositary") and Georgeson Shareholder Communications, Inc. (the "Information Agent").

  The Offer is conditioned upon, among other things, (a) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with any Shares then beneficially owned by Parent (excluding Shares held by an employee benefit plan), represents at least a majority of all of the issued and outstanding Shares on a fully diluted basis, assuming the exercise of all outstanding Company stock options (the "Minimum Tender Condition"), and (b) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of any waiting period and the receipt of any required approval under any foreign antitrust and competition laws or regulations ("Foreign Antitrust Laws") applicable to the purchase of Shares pursuant to the Offer or the Merger. The Offer is also subject to certain other terms and conditions.

  The Offer will expire at 12:00 midnight, New York City time, on Monday, November 20, 2000, unless extended. See Sections 1, 13 and 14.

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 13, 2000, among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). The Merger Agreement is exhibit (d)(1) to the Schedule TO of Purchaser and Parent filed with the Securities and Exchange Commission (the "Commission") on the date hereof. On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company or held by stockholders who properly exercise appraisal rights, if any, under the Delaware General Corporation Law ("DGCL")), will by virtue of the Merger, and without action by Company, Purchaser or the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the per Share price paid pursuant to the Offer (the "Merger Consideration") upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in
Section 5 below.

  The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to and in the best interest of the holders of Shares and unanimously recommends that stockholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger.

  Concurrently with the execution of the Merger Agreement, Purchaser also entered into a stockholder agreement with certain stockholders of the Company (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, each such stockholder of the Company agreed, among other things, to (a) tender, in accordance with the terms of the Offer, all of the Shares owned by such stockholder, (b) vote all of the Shares owned by such stockholder in favor of the Merger and against certain other extraordinary transactions and (c) grant an option to Purchaser to purchase the Shares held by such stockholder at the per Share price payable pursuant to the Offer. According to the information provided by such stockholders, in the aggregate, 7,768,175 Shares are subject to the Stockholder Agreement, representing approximately 38 percent of the outstanding Shares on a fully diluted basis, assuming the exercise of all outstanding Company stock options. The Stockholder Agreement is more fully described in Section 11 below.

  Credit Suisse First Boston Corporation ("CSFB"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion, dated October 13, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $30.50 per Share consideration to be received by holders of Shares in the Offer and the Merger was fair to such holders (other than Parent and its affiliates) from a financial point of view. A copy of CSFB's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations of the review undertaken, is attached as Annex A to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Commission in connection with the Offer, a copy of which is being furnished to stockholders concurrently herewith.

  If the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the DGCL if, after consummation of the Offer, Purchaser owns at least 90 percent of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer Purchaser owns less than 90 percent of the then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger. See Section 11.

  The Offer is conditioned upon, among other things, the Minimum Tender Condition being satisfied. The Company has informed Purchaser that, as of October 12, 2000, there were 19,515,887 Shares issued and outstanding and there were 924,100 Shares subject to issuance pursuant to outstanding awards under the Company's stock option and incentive plans. As of the date of this Offer to Purchase, Parent, Purchaser and their affiliates do not currently beneficially own any Shares or rights to acquire Shares, other than Purchaser's rights under the Stockholder Agreement.

  Based on the foregoing, Purchaser believes there are 20,439,987 Shares outstanding on a fully diluted basis. Accordingly, if all of the Shares subject to the Stockholder Agreement are tendered into the Offer and not withdrawn, Purchaser believes that the Minimum Tender Condition would be satisfied if at least 2,451,819 Shares, other than the Shares subject to the Stockholder Agreement, are validly tendered prior to the Expiration Date (as defined in Section 1) and not properly withdrawn.

  No appraisal rights are available in connection with the Offer. However, stockholders may have appraisal rights in connection with the Merger. See
Section 11.

  This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 20, 2000, unless Purchaser shall have extended the initial period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If Purchaser shall decide, in its sole discretion, to increase the per Share price offered in the Offer to holders of Shares and if, at the time that notice of such change is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Offer is conditioned upon, among other things, (a) satisfaction of the Minimum Tender Condition and (b) the expiration or termination of any waiting period under the HSR Act and the expiration or termination of any waiting period and the receipt of any required approval under any Foreign Antitrust Laws applicable to the purchase of Shares pursuant to the Offer or the Merger. See Section 13. The Merger Agreement and the Offer may be terminated by Purchaser and Parent if certain events occur. See Section 11.

  Purchaser reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement described below, to waive any condition to the Offer. Pursuant to the Merger Agreement, however, Purchaser has agreed not to waive the Minimum Tender Condition or the condition relating to the expiration of the waiting period under the HSR Act without the consent of the Company. If the Minimum Tender Condition or any other condition set forth in Section 13 has not been satisfied by 12:00 midnight, New York City time, on Monday, November 20, 2000 (or any later time then set as the Expiration Date), Purchaser will delay the Expiration Date for one or more periods but in no event will the Expiration Date be extended beyond December 18, 2000; provided, however, that either Purchaser or Company may, in their respective sole discretion, extend such December 18, 2000 date for an additional period not to exceed 60 business days if the sole reason that Purchaser has not accepted for payment and paid for Shares pursuant to the Offer is the failure of the applicable waiting period under the HSR Act and any Foreign Antitrust Laws to expire or failure to obtain any required governmental or regulatory approval (December 18, 2000, or such later date, the "Outside Date").

  Pursuant to the Merger Agreement, Purchaser will not extend the Expiration Date of the Offer beyond November 20, 2000 without the prior consent of the Company, except (a) as required by applicable law including applicable rules and regulations of the Commission or any interpretation or position of the Commission staff, (b) that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, provided that after November 20, 2000, the Offer will not be subject to any conditions that are at the time of such extension satisfied other than the Minimum Tender Condition and the conditions described in paragraph (a) under "Conditions of the Offer," and (c) that if any condition to the Offer has not been satisfied or waived, Purchaser shall extend the expiration date of the Offer for one or more periods, but in no event later than the Outside Date. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company.

  Purchaser expressly reserves the right at any time and from time to time to modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of the Company, (a) reduce the maximum number of Shares to be purchased pursuant to the Offer, (b) decrease the price per Share payable pursuant to the Offer, (c) change the form of consideration to be paid for the Shares pursuant to the Offer, (d) impose additional conditions to the Offer, (e) make any other change in the terms or conditions of the Offer which is in any manner adverse to the holders of Shares or (f) waive the Minimum Tender Condition or the condition relating to the expiration of the waiting period under the HSR Act.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, Purchaser expressly reserves the right, at any time and from time to time, in its sole discretion to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the conditions set forth in Section 13, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, payment, delay in acceptance for payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than the earlier of 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and the first opening of the New York Stock Exchange after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Tender Condition or the condition relating to the expiration of the waiting period under the HSR Act), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, the Offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

  The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn as soon as practicable after the Expiration Date, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of the tender of such Shares for payment pursuant to the Offer. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment. See Sections 1 and 14.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. See Section 3.

  The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Purchaser reserves the right to transfer or assign in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Under the Merger Agreement, Parent may assign any of its rights and Purchaser may assign any of its rights, interest and obligations to any of the direct or indirect subsidiaries of Parent provided that such assignment will not relieve Parent of any liability under the Merger Agreement for any breach by such assignee.

3. Procedure for Tendering Shares

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Shares to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Most commercial banks, savings and loans associations and brokerage houses are Eligible Institutions. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an

  Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

  Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  Tender Constitutes a Binding Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer and subject to the withdrawal rights described in
Section 4.

  Appointment as Proxy; Consent to Election of Directors. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys in fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

  Without limiting the foregoing, by executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), the tendering stockholder will be deemed to consent thereby to the election of directors of the Company, to be designated by Purchaser, to fill the vacancies on the Board of Directors of the Company that are expected to result, after completion of the Offer, from the resignation of certain directors of the Company pursuant to the Merger Agreement. The number of directors that are expected to resign, and that will be designated for election by Purchaser, will equal the number, rounded up to the nearest whole number, which is the product of the total number of directors on the Board of Directors of the Company and the percentage that the aggregate number of Shares beneficially owned by Purchaser after completion of the Offer bears to the total number of Shares then outstanding, provided that there will remain after the Offer but prior to the time the Merger becomes effective, two directors who were directors of the Company on the date of the Merger Agreement and who are not representatives of Parent. Such consent is effective when, and only to the extent that, Purchaser deposits the payment for the Shares tendered hereby with the Depositary. See the Company's enclosed Proxy Statement on Schedule 14A for additional information regarding the consent described in this paragraph.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions and any other related documents thereto) will be final and binding.

4. Withdrawal Rights

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 22, 2000.

  For a withdrawal of Shares to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the recordholder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

  Subject to applicable law, all questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole and absolute discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Certain United States Federal Income Tax Consequences of the Offer

  The following is a summary of the material United States federal income tax consequences to the Company's stockholders of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a description of all tax consequences that may be relevant to the Company's stockholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to the Company's stockholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. Stockholders are encouraged to consult their own tax advisors regarding the Offer and the Merger.

  The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20 percent. In addition, a stockholder's ability to use capital losses to offset ordinary income is limited.

  Backup Withholding. Under the federal income tax backup withholding rules, unless an exemption applies, Purchaser is required to, and will, withhold 31 percent of all payments to which a stockholder is entitled pursuant to the Offer, unless such stockholder provides a tax identification number and certifies under penalties of perjury that the number is correct. If a stockholder is an individual, the tax identification number is a social security number. If a stockholder is not an individual, the tax identification number is an employer identification number. Each stockholder should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain stockholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8BEN attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for that year.

  The foregoing discussion is included for general information purposes and may not apply to stockholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. The tax discussion above is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. Each stockholder is urged to consult his, her or its own tax advisor with respect to the tax consequences of the Offer and the Merger, including the application and effect of state, local, foreign or other tax laws.

6. Price Range of Shares; Dividends

  The Shares are listed on the NYSE under the symbol "SEC." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Common Stock on the NYSE:


                          Calendar Year                        High       Low
                          -------------                      --------- ---------
     1998:
     First Quarter.......................................... $23 3/4   $16 3/8
     Second Quarter.........................................  24        20
     Third Quarter..........................................  24 3/8    18 7/8
     Fourth Quarter.........................................  27 1/8    18

     1999:
     First Quarter..........................................  28 15/16  25
     Second Quarter.........................................  31 3/4    27 5/8
     Third Quarter..........................................  34 1/8    21 1/2
     Fourth Quarter.........................................  25 1/2    20 7/16

     2000:
     First Quarter..........................................  24 3/8    15
     Second Quarter.........................................  27 1/8    18 15/16
     Third Quarter..........................................  30 3/8    24
     Fourth Quarter (through October 20, 2000)..............  30 3/8    23 5/8

  On October 13, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price per Share on the NYSE was $24 3/16 per Share. On October 20, 2000, the last full trading day prior to the commencement of the Offer, the reported closing price per Share on the NYSE was $30 3/16 per Share. The Company has not paid any dividends since January 1, 1998. Stockholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Margin Regulations and Exchange Act Registration

  Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer and the Stockholder Agreement, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10 percent or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

  In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  Margin Regulation. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. Certain Information Concerning the Company

  The Company is a manufacturer of a diversified line of highly engineered commercial and institutional hot and cold food service equipment. The Company's products are used by customers in the food service and beverage equipment market segment and include a variety of national restaurant chains, other commercial restaurants, convenience store chains, soft drink bottlers, hotels, brewers, roasters, office coffee contractors and institutional food service operators. The Company services its customers through a broad-based global distribution and service network. The Company's principal executive offices are located at 1245 Corporate Boulevard, Suite 401, Aurora, Illinois, 60504 and the Company's telephone is (630) 585-5111.

  Set forth below is certain summary consolidated financial information for the Company's last three fiscal years and for the six months ended July 31, 1999 and July 31, 2000. The summary consolidated financial information is derived from more comprehensive financial information included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2000 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2000 (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the Commission, and is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below.

                      SPECIALTY EQUIPMENT COMPANIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
              (In thousands, except ratio and per share amounts)


                                   Fiscal Year Ended          Six Months Ended
                          ----------------------------------- ------------------
                          January 31, January 31, January 31, July 31,  July 31,
                             2000        1999        1998       2000      1999
                          ----------- ----------- ----------- --------  --------
OPERATING DATA:
Net revenue.............   $502,119    $495,647    $433,121   $266,063  $268,698
Gross margin............    157,969     156,758     133,899     85,379    84,554
Earnings from operations
 before interest expense
 and income taxes.......     71,966      74,124      63,043     38,933    40,489
Earnings before
 extraordinary item.....     44,369      44,025      37,542
Net earnings............     44,369      37,601      37,542     21,244    22,534
Net earnings per diluted
 common share...........       2.22        1.86        1.86       1.08      1.12
Interest expense........      7,964      14,068      15,944      4,643     3,867
Ratio of earnings to
 fixed charges(1).......       8.77x       5.10x       3.85x      8.21x    10.16x
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(2)...............   $ 78,968      80,625    $ 68,882     43,035  $ 43,766
Depreciation............      5,971       5,352       4,871      3,320     2,852
Amortization(3).........      1,031       1,149         968        782       425
Capital expenditures....     11,603       7,527       4,715      3,020     5,480
Ratio of EBITDA to
 interest expense.......       9.92x       5.73x       4.32x      9.27x    11.32x
Ratio of EBITDA less
 capital expenditures to
 interest expense.......       8.46x       5.20x       4.02x      8.62x     9.90x
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets............   $265,316    $236,745    $241,450   $284,505  $247,173
Cash and each
 equivalents, including
 restricted cash
 equivalents............      1,561       6,814      42,609     12,626    14,007
Long-term debt,
 including current
 installments...........    127,335     128,515     177,986    118,941   123,688
Total other
 liabilities............    110,604     108,154     102,275      1,694     1,772
Total stockholders'
 equity (deficit).......     27,377          76     (38,811)    41,364       504

--------
1. For purposes of determining this ratio, earnings consist of earnings (loss) from operations before income tax expense (benefit) plus interest expense and amortization of deferred financing costs. Fixed charges consist of interest expense, plus amortization of deferred financing costs.
2. EBITDA is defined as earnings from operations before interest expense, income taxes, depreciation and amortization. EBITDA does not represent earnings from operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net earnings as an indicator of the Company's operating performance or to cash flows as a measure of liquidity, but rather provides additional information related to debt service capability.
3. Amortization expense includes the amortization of deferred financing costs, reorganization value in excess of amounts allocable to identifiable assets, goodwill, other intangible assets and unearned compensation.

  Except as otherwise set forth herein, the information concerning the Company contained in this offer to purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Parent has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue, Parent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-Commission-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

  During the discussions between the Company and Parent that led to execution of the Merger Agreement, the Company provided Parent with certain information relating to the Company that Parent and Purchaser believe is not publicly available. This information included projections of the operating performance of the Company for the years ended on or about January 31, 2001, January 31, 2002 and January 31, 2003, based on financial projections developed by the Company. The projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer or the Merger. These events may cause actual results to differ materially from the projections.

  The projections include the following information regarding the Company's anticipated results of operations for the years ended January 31, 2001, January 31, 2002 and January 31, 2003:

                                                     Fiscal Year Ended
                                            -----------------------------------
                                            January 31, January 31, January 31,
                                               2001        2002        2003
                                            ----------- ----------- -----------
                                             (in millions, except percentages)
     Consolidated Revenue..................   $508.6      $573.4      $630.5
     Consolidated projected earnings from
      operations before interest expense,
      income taxes and amortization
      ("EBITA")............................   $ 72.6      $ 86.6      $ 97.3
     Consolidated EBITA Margins............     14.3%       15.1%       15.4%

  The projections are forward looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those statements and should be read with caution. The projections are subjective in many respects and are thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. The projections are based on a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic and competitive conditions, inflation rates and technology trends.

  The Company has advised Parent and Purchaser that it does not as a matter of course disclose projections as to future revenues, earnings or other income statement data and the projections were not prepared with a view to public disclosure. In addition, the projections were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles, which would require a more complete presentation of the data than as shown above. The projections have not been examined, reviewed or compiled by the Company's independent auditors. Accordingly such auditors have not expressed an opinion or provided any other assurance on the data and assume no responsibility for the data. The forecasted information is included herein solely because such information was furnished to Parent and Purchaser prior to the Offer. Accordingly, the inclusion of the projections in this Offer should not be regarded as an indication that Parent, Purchaser or the Company or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable. In addition, because the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company, Parent or Purchaser, there can be no assurance that results set forth in the above projections will be realized and it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above. More specifically, based upon the Company's year to date performance, the Company may not achieve its projected revenue and EBITA for fiscal year 2001.

9. Certain Information Concerning Purchaser and Parent

  Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Purchaser is currently a direct wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Financial Plaza, Hartford, Connecticut 06101 and Purchaser's telephone number is (860) 728-7000.

  Parent is a Delaware corporation. Parent and its consolidated subsidiaries conduct their business within four principal operating segments. The operating units of Parent and its consolidated subsidiaries are grouped based upon the operating segment in which they participate. The units participating in each operating segment and their respective principal products are as follows:

  . Otis offers a wide range of elevators, escalators, moving walks and shuttle systems and related installation, maintenance and repair services; and modernization products and services for elevators and escalators.

  . Carrier provides heating, ventilating and air conditioning (HVAC) equipment for commercial, industrial and residential buildings; HVAC replacement parts and services; building controls; commercial, industrial and transport refrigeration equipment; and aftermarket service and components.

  . Pratt & Whitney provides large and small commercial and military turbofan (jet) and turboprop engines, spare parts and product support; specialized engine maintenance and overhaul and repair services for airlines, government and private fleets; and rocket engines and space propulsion systems and industrial gas turbines.

  . Flight Systems is made up of Sikorsky and Hamilton Sundstrand. Sikorsky offers military and commercial helicopters and maintenance services. Hamilton Sundstrand offers engine and flight controls; propellers; environmental controls systems; space life support systems; electrical, mechanical and power systems products for aircraft; rotary screw compressors, power transmission equipment; pumps and other industrial products.

  In addition, Parent's International Fuel Cell operation is engaged in research, development and production of fuel cell power systems for commercial, transportation, residential and space applications.

  Parent's principal executive offices are located at One Financial Plaza, Hartford, Connecticut 06101 and Parent's telephone number is (860) 728-7000.

  The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

  Neither Parent nor Purchaser (except in connection with the Stockholder Agreement) nor, to the best of Parent's and Purchaser's knowledge, any of the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, beneficially owns (directly or indirectly) or has a right to acquire (pursuant to options or otherwise) any securities of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any agreements relating to transfers or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits or guarantees against loss, division of profits or loss or the giving or withholding of proxies consents or authorizations, or has effected any transaction in the securities of the Company during the past 60 days.

  Except as set forth in this Offer to Purchase, since October 23, 1998, neither Parent, Purchaser, any person acting jointly or in concert with Purchaser nor, to the best of Parent's and Purchaser's knowledge, any of the persons listed on Schedule A hereto nor any associate of a person listed on Schedule A hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 23, 1998, there have been no contacts, negotiations or transactions between Parent, any of its subsidiaries or, to the best of Parent's and Purchaser's knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any matter, including (but not limited to) a merger, consolidation, acquisition, tender offer or other acquisition of securities of any class of the Company, election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

10. Background of the Offer; Contacts with the Company

  On August 3, 2000, representatives of CSFB contacted Parent to ascertain on a preliminary basis Parent's level of interest in a business combination with the Company. On August 8, 2000, Parent provided an oral indication to CSFB of its interest in an acquisition of all of the Shares of the Company for cash, and requested a meeting with the management of the Company.

  On August 14, 2000, the Company and Parent entered into a confidentiality and standstill agreement (the "Confidentiality and Standstill Agreement").

  On August 15, 2000, management of the Company, including Mr. Rhodenbaugh, Chief Executive Officer of the Company and Mr. Donald McKay, Executive Vice President of the Company, met with representatives of Parent and its wholly owned subsidiary Carrier Corporation, including Mr. Jack Keller, Manager, Corporate Strategy and Development of Parent and Mr. Nicholas Pinchuk, President of Carrier Refrigeration Operations, a division of Carrier Corporation, in Chicago to discuss the Company's business.

  On August 22, 2000, the Company received a non-binding, written indication of interest from Mr. Ari Bousbib, Vice President, Corporate Strategy and Development of Parent, with a range of $30-$34 per Share in an all cash offer to acquire the Company subject to satisfaction of certain conditions.

  From August 24 through 29, 2000, representatives of Parent and its advisors met with the Company's management, toured the Company's plants and conducted a due diligence investigation of the Company.

  On August 26, 2000, the Company distributed a proposed form of Merger Agreement to Parent.

  On September 4, 2000, Parent indicated to CSFB a proposed price of $30 per Share for the acquisition.

  On September 6, 2000, counsel to Parent distributed to the Company and its counsel its comments to the draft Merger Agreement, as well as a draft of the Stockholder Agreement proposed to be entered into by the Company's principal stockholders.

  On September 14, 2000, Mr. Bousbib confirmed that Parent continued to believe that a $30 per Share offer price was appropriate.

  On September 27 and 28, 2000, Mr. Malcolm Glazer met with Mr. George David, Chairman and Chief Executive Officer of Parent, and Mr. Bousbib to discuss the proposed acquisition, and in particular the terms under which the Glazer family would be willing to agree to the terms of the Stockholder Agreement. Parent indicated to Mr. Glazer that it would be willing to increase its proposed offer price to $30.50 per Share if the

Glazer family would enter into a Stockholder Agreement that provided Parent an option to purchase the Shares beneficially owned by the Glazer family at a price of $30.50 per Share.

  On September 29, 2000, the Company delivered a revised Merger Agreement to Parent.

  On October 2, 2000, Parent's Board of Directors approved the acquisition of the Company at a purchase price of $30.50 per Share.

  On October 3, 2000, counsel for the Company and counsel for Parent discussed the principal issues under the Merger Agreement. Negotiations between the parties continued during the period from October 3 through October 13.

  On October 10, 2000, Mr. Rhodenbaugh and Mr. McKay, together with the Company's legal and financial advisors, met with Mr. Bousbib and Mr. Keller and Parent's legal advisors to discuss unresolved issues related to the Merger Agreement.

  On October 11 through 13, 2000, Mr. Rhodenbaugh met with certain executives of Parent's Carrier Corporation to discuss issues relating to Parent's proposals for the Company to amend the employment agreements of certain key executives. During these discussions, the parties continued to negotiate and discuss the open issues on the Merger Agreement and the Stockholder Agreement.

  On Friday night, October 13, 2000, the Company entered into amendments to the employment agreements of certain of its employees. At a meeting held that night, and after discussion and consideration of certain factors, the Company's Board unanimously determined that the terms of the Offer and the Merger were advisable, fair to and in the best interest of, the stockholders of the Company, unanimously approved the Offer, the Merger, the Merger Agreement, the Stockholder Agreement and the other transactions contemplated thereby, and unanimously determined to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Following the meeting of the Company's Board of Directors, Parent, Purchaser and the Company executed the Merger Agreement.

  On October 16, 2000, prior to the opening of the financial markets, a press release was issued announcing the execution of the Merger Agreement.

  On October 23, 2000, in accordance with the Merger Agreement, Purchaser commenced the Offer.

11. Purpose of the Offer; Plans for the Company; the Merger Agreement; the Stockholder Agreement; Employee Agreements

  Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise. If Purchaser owns a majority of the issued and outstanding Shares following the consummation of the Offer, it will have the ability under the DGCL to approve the Merger without the approval of the holders of any other Shares, although a stockholder vote may be necessary. If, however, after consummation of the Offer, Purchaser owns at least 90 percent of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders.

  Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

  The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8. Defined terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

    The Offer. The Merger Agreement provides that Parent will cause Purchaser to commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described in Section 13 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

    Directors. Pursuant to the Merger Agreement, promptly after Purchaser has purchased Shares pursuant to the Offer, Purchaser will have the right to have persons designated by it become directors of the Company so that the total number of such persons equals the number, rounded up to the nearest whole number, which is the product of the total number of directors on the Board of Directors of the Company and the percentage that the aggregate number of Shares purchased bears to the total number of Shares then outstanding. The Merger Agreement provides that the Company will promptly take all actions necessary to cause such Purchaser designees to be so elected, including, upon request by Purchaser, using its best efforts to seek the resignations of one or more existing directors. At such time, the Company will also cause, if requested by Purchaser, (a) each committee of the Board of Directors, (b) the board of directors of each of the subsidiaries of the Company and (c) each committee of such board to include persons designated by Purchaser constituting up to the same percentage (rounded up to the nearest whole number) of each such committee or board as Purchaser's designees constitute on the Board of Directors. In addition, pursuant to the Merger Agreement, the Company (x) has established October 18, 2000 as a record date for the written consent by the Company's stockholders to such election and (y) has filed with the Commission a
  Schedule 14A (together with any supplements or amendments thereto the "Schedule 14A") regarding the solicitation of written consents to the election of the Purchaser designees which contains the information required by Schedule 14A under the Exchange Act necessary to enable the Purchaser designees to be elected to the Board of Directors. Until the time the Merger becomes effective (the "Effective Time"), the Company, Purchaser and Parent will use all reasonable best efforts to retain as members of the Board of Directors at least two directors who were directors of the Company on the date of the Merger Agreement and who are not representatives of Parent (the "Independent Directors"). Following the time Purchaser designees constitute a majority of the Board of Directors and prior to the Effective Time, any amendment or termination of the Merger Agreement which requires action by the Company, any extension of time for the performance of any of the obligations of Parent under the Merger Agreement, any exercise or waiver of any of the provisions of the Merger Agreement providing rights or remedies to the Company and any other action by the Company that could adversely affect the interest of the stockholders (other than Parent, Purchaser and their affiliates) with respect to the Merger Agreement, the Merger or the Offer will require the affirmative vote of a majority of the Independent Directors.

    The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation. On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, or held in the treasury of the Company, or held by stockholders who properly exercise appraisal rights under the DGCL, if any) will by virtue of the Merger and without action by the holder thereof be cancelled and converted into the right to receive the Merger Consideration.

    The Company has agreed pursuant to the Merger Agreement that it will take all action necessary in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Company to convene and hold a special meeting of its stockholders following the consummation of the Offer for the purpose of approving and adopting the agreement of merger (within the meaning of Section 251 of the DGCL) contained in the Merger Agreement or, at the option of Parent, to seek such approval and adoption of the merger by written consent in lieu of such special meeting. Further, the Company will use its reasonable efforts to solicit from stockholders of the Company proxies in the event a stockholder meeting is to be held in favor of the Merger (or written consent is to be obtained in lieu thereof) and will take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote (or written consent) of stockholders required by the DGCL to effect the Merger. Parent has agreed that it will vote, or cause to be voted, at the special meeting of stockholders all Shares then owned by it or Purchaser or any of Parent's other subsidiaries and affiliates in favor of the Merger and the adoption of this Agreement (or deliver written consents conforming to the requirements of the DGCL in lieu thereof).

    The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent acquires at least 90 percent of the outstanding Shares (and provided that all conditions to the Merger as set forth below have been satisfied or waived), the Company will use its best efforts to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.

    As promptly as practicable after the consummation of the Offer if required by the Exchange Act, the Company will prepare and file with the Commission a proxy statement to be sent to the Stockholders of the Company in connection with a meeting of the Company's Stockholders to consider the Merger or the information statement to be sent to such Stockholders in connection with any action by consent in writing in lieu of a meeting as appropriate (such proxy statement or information statement, as amended or supplemented, the "Proxy Statement"), subject to the prior review and approval of Parent and Purchaser (which approval will not be unreasonably withheld) and will use all reasonable efforts to have it cleared by the Commission. The Company will obtain and furnish the information required to be included in the Proxy Statement, will provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the Commission or its staff with respect thereto, will, subject to the prior review and approval of Parent and Purchaser, which approval will not be unreasonably withheld, respond promptly to any such comments made by the Commission or its Staff with respect to the Proxy Statement and will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. The Proxy Statement will contain the recommendation of the Company's Board of Directors that stockholders of the Company approve and adopt the Merger Agreement and the Merger.

    Charter, Bylaws, Directors and Officers. Parent and Purchaser have agreed that the Certificate of Incorporation and By-Laws of Company in effect immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of the surviving corporation until amended as provided by law, such Certificate of Incorporation and, with respect to the By-Laws, such By-Laws. The foregoing is subject to the provisions of the Merger Agreement that provide certain rights to indemnification as described below under "Indemnification; Directors' and Officers' Insurance."

    The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the surviving corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, permanent disability, resignation or removal.

    Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which will be cancelled without any consideration being exchanged therefor and (b) Shares held by stockholders who properly exercise appraisal rights) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be canceled and converted at the Effective Time into the right to receive in cash an amount per Share equal to the Merger Consideration, without interest, upon surrender of the certificate representing such Share less any applicable withholding taxes. At the Effective Time, each share of common stock of Purchaser, $.0001 par value, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holder thereof, be converted into and become one share of common stock of the surviving corporation.

    The Merger Agreement provides that, as of the Effective Time, each outstanding option to purchase Shares (each, a "Company Stock Option") issued pursuant to the Company's Executive Long-Term Incentive Plan and Non-Employee Directors Long-Term Incentive Plan will be cancelled and each holder of Company Stock Options, whether such Company Stock Option is vested or not, will receive, in consideration of such holder's Company Stock Options a cash payment from Parent immediately upon the Effective Time equal to the product of (a) the amount by which the Merger Consideration amount exceeds the exercise price of such Company Stock Option and (b) the number of Shares issuable upon exercise of such Company Stock Option.

    Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization, qualification and subsidiaries, capitalization, authority relative to the Merger Agreement, lack of conflicts, required filings and consents, Commission filings, financial statements, the absence of certain changes or events, litigation, employee benefit plans, labor and employment matters, environmental matters, licenses, permits and compliance with laws, taxes, information to be included in the Offer documents and Proxy Statement, brokerage fees, the opinion of CSFB regarding the price per Share payable in the Offer, material contracts, real property, intellectual property, related party transactions, the inapplicability of state takeover statutes and the vote required of the Company stockholders to approve the Merger. Each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other matters, its corporate organization, authority relative to the Merger Agreement, information to be included in the Offer documents and the Proxy Statement, lack of conflicts, required filings and consents, brokerage fees and financing arrangements.

    Covenants. The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries (except as expressly required by the Merger Agreement or otherwise with the prior consent of Purchaser or as specifically disclosed to Purchaser), to (a) carry on its businesses in the ordinary course consistent with past practice, (b) use reasonable efforts to preserve intact its then current business organizations, and keep available the services of the then current officers and employees, (c) use all reasonable efforts to preserve the then present relationships with customers, suppliers and other persons with which it has business dealings, and (d) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business. The Merger Agreement also provides, without limiting the generality of the foregoing provisions, that from the date of the Merger Agreement to the Effective Time, the Company will not, and will cause its subsidiaries not to, do or commit to do, certain actions without the prior written consent of Parent, including, among other things and subject to certain exceptions: (a) change its Certificate of Incorporation or By-Laws; (b) sell, pledge or encumber any stock owned by the Company in any of its subsidiaries; (c) issue or sell its securities or make any other changes in its capital structure; (d) declare or pay any dividends or other distributions; (e) reclassify or redeem any shares of capital stock of the Company or any subsidiary; (f) make acquisitions in excess of $100,000, except in limited circumstances;
  (g) incur any indebtedness, other than borrowings in the ordinary course of business under the Company's existing credit facility, or issue any debt securities; (h) enter into, or modify, amend or terminate, any material contract or agreement; (i) authorize or make capital expenditures not in the ordinary course of business or in excess of $2,000,000; (j) (i) increase the compensation or benefits of any of its directors, officers or employees, (ii) grant any increase in severance or termination pay not then required to be paid, (iii) enter into or amend any employment, consulting or severance agreement, (iv) make any material determination not in the ordinary course of business under any collective bargaining agreement or employee benefit plan or (v) forgive any loans to employees, officers or directors; (k) change any of the accounting methods used by it; (l) make any material tax election, make or change any method of accounting with respect to taxes, file any amended tax returns that may have a material adverse effect on the tax position of the Company or any subsidiary or settle or compromise any material federal, state, local or foreign tax liability or refund; (m) settle certain litigation or claims; (n) adopt a plan to liquidate, dissolve, merge or reorganize the Company; (o) pay, discharge or satisfy any claims, liabilities or obligations, cancel any material indebtedness or agree to modify any confidentiality, standstill or similar agreement; (p) sell, or subject to any encumbrance, its assets; (q) make any loans to, or investments in, any other person; (r) take any action that is reasonably likely to result in the conditions to the Offer not being satisfied, or that would materially impair the ability to consummate the Offer or the Merger; (s) agree to take any of the foregoing actions; or (t) except as may be required by applicable law or the Company's Certificate of Incorporation or By-Laws, call or hold any stockholders' meeting other than as required by Section 251 of the DGCL to approve the Merger.

    No Solicitation. In the Merger Agreement, the Company has agreed not to (for so long as the Merger Agreement has not been terminated in accordance with its terms), and to cause its subsidiaries and its and their respective officers, directors, employees, consultants, representatives, agents or affiliates (collectively, the "Company Representatives"), not to, directly or indirectly, (a) encourage, solicit, initiate or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any proposal or offer, or any indication of interest in making an offer or proposal, by any person or group relating to (i) any acquisition or purchase which is structured to permit such person or group to acquire beneficial ownership of at least 10% of the assets of the Company or any of its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that would result in any person, other than Parent, Purchaser, their affiliates or any group of which any of them is a member, beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, or (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (an "Acquisition Proposal") (including, without limitation, by taking any action that would make Section 203 of the DGCL inapplicable to an Acquisition Proposal), (b) participate in any way in discussions or negotiations with, or furnish or disclose any information or afford any access to the properties, books or records of the Company or any of its subsidiaries to, any person (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) in connection with any Acquisition Proposal, (c) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser the approval and recommendation of the Offer, the Merger or the Merger Agreement, (d) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (unless contemporaneously with such approval or recommendation the Company terminates the Merger Agreement in the manner described in paragraph (e) under "Termination" below), (e) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, or (f) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal.

    The Merger Agreement provides, that notwithstanding the foregoing provisions, neither the Company nor the Company Representatives will be prohibited from:

      (a) (i) issuing a press release or otherwise publicly disclosing the terms of the Merger Agreement, the Offer, the Merger or any Acquisition Proposal, (ii) proceeding with the transactions contemplated by the Merger Agreement, (iii) communicating to the stockholders a position with respect to an Acquisition Proposal by a third party contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act, or (iv) making any disclosure to the stockholders which, in the judgment of the Company's Board of Directors (after receiving the advice of legal counsel) is advisable to be made under applicable law; or

      (b) participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to or entering into any confidentiality or standstill or similar agreements with, any person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such person after the date of the Merger Agreement and prior to the date an amount of Shares sufficient to satisfy the Minimum Tender Condition have been accepted for payment pursuant to the Offer if (i) such Acquisition Proposal does not result from a violation of any of the provisions described in this "No Solicitations" section, (ii) a majority of the members of the Company's Board of Directors determines in good faith, after having received the advice of its financial advisor and outside legal counsel, that (A) such person is reasonably capable of consummating such Acquisition Proposal, (B) such Acquisition Proposal is reasonably likely to lead to an unsolicited bona fide written proposal by such person to acquire all of the issued and outstanding Shares pursuant to a tender offer or a merger or to acquire all of the properties and assets of the Company on terms and conditions that the Company's Board of Directors has determined in good faith, after receiving the written advice of its financial advisor and taking into account all the terms and conditions of such proposal, is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby and is reasonably likely to be consummated (a "Superior Proposal") and (C) failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders under applicable law and (iii) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such person, the Company gives Parent written notice of the identity of such person and of the Company's intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such person, and the Company receives from such person an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement.

    Pursuant to the Merger Agreement, Parent and Purchaser have agreed that neither the Company, the Company Representatives, nor any person who makes an Acquisition Proposal will be deemed, by reason of taking actions described under paragraphs (a) and (b) above, to have tortiously or otherwise wrongfully interfered with or caused a breach of the Merger Agreement or any other agreements, instruments or documents executed in connection with the Merger Agreement, or tortiously or otherwise wrongfully interfered with the Offer, the Merger, the other transactions contemplated thereby or the rights of Parent, Purchaser or any of their affiliates thereunder.

    The Merger Agreement requires the Company to, and to cause its subsidiaries and the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any other parties that might have been ongoing as of the date of the Merger Agreement with respect to any Acquisition Proposal.

    Nothing described in this "No Solicitation" section will prohibit Purchaser from purchasing the Shares pursuant to the Offer or consummating the Merger. Without limiting any other rights of Parent or Purchaser under the Merger Agreement in respect of any such action, neither any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger nor the termination of the Merger Agreement will have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of the DGCL, the takeover statutes referred to in the Merger Agreement and the statutes referred to under "Confidentiality and Standstill Agreement" below to be inapplicable to the Merger Agreement and the Stockholder Agreement and the transactions contemplated thereby, which approvals and actions are irrevocable.

    Efforts. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and Purchaser will use its reasonable efforts to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings and to take, or cause to be taken, all other actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement except that Parent and Purchaser are not obligated to extend the Offer except as provided therein.

    Nothing in the Merger Agreement obligates Parent, Purchaser or any of their respective subsidiaries or affiliates to agree (a) to limit in any manner or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or any material portion of their respective businesses, assets or properties or of the businesses, assets or properties of the Company or any of its subsidiaries or (b) to limit in any material manner the ability of such entities (i) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its subsidiaries or (ii) to control their respective businesses or operations or the businesses or operations of the Company and its subsidiaries.

    Indemnification; Directors' and Officers' Insurance. In the Merger Agreement, Parent and Purchaser have agreed that the Certificate of Incorporation and the By-Laws of the surviving corporation will contain the provisions in favor of the directors, officers, employees or agents of the Company or of any other corporation, partnership, joint venture, trust or other enterprise with which he or she is or was serving in such capacity at the request of the Company, with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws as in effect on the date of the Merger Agreement and have agreed not to amend, repeal or otherwise modify the Certificate of Incorporation or the By-laws for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers or employees of the Company, or any of its subsidiaries unless such modification is required by law. Parent has agreed to guarantee the obligations of the surviving corporation with respect to the indemnification provisions contained in the surviving corporation's Certificate of Incorporation and By-Laws and in any agreements existing on the date of the Merger Agreement with respect to indemnification between the Company and any of its current and former officers, directors or employees of the Company, to the extent such agreements have been disclosed and provided to the Company.

    The Merger Agreement further provides that the surviving corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance covering the persons covered by such policies (on the date of the Merger Agreement) on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date of the Merger Agreement. However, the surviving corporation will not be obligated to pay annual premiums in excess of 200 percent of the amount paid per annum by the Company for such coverage on the date of the Merger Agreement; and provided further that, if the annual premiums of such insurance coverage exceeds such amount, the surviving corporation will only be required to obtain policies with as much coverage as is available for a cost not exceeding such amount.

    Take-over Laws. The Merger Agreement provides that if any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, the Company shall promptly take all action necessary to render such statute or regulation inapplicable.

    Employee Benefit Arrangements. Parent and Purchaser have agreed that each employee of the Company, or any of its subsidiaries, immediately prior to the Effective Time will become an employee of the surviving corporation as of the Effective Time ("Company Employees"). Purchaser will provide to Company Employees for a period of one year after the Effective Time compensation, employee welfare benefits, tax-qualified retirement benefits and other employee and fringe benefits that are, in the aggregate, of at least equal value to those in effect for such Company Employees at the date of the Merger Agreement. Purchaser will waive any pre-existing condition clause or waiting period requirement in welfare benefit plans or programs (except to the extent such condition or waiting period in comparable plans of the Company would apply to a participant or beneficiary after the closing of the Merger if such plans continued after the closing of the Merger) and give credit for deductible amounts and co-payments paid by Company Employees during the deductible year in which the Merger Agreement was executed. Purchaser will grant each Company Employee credit under its tax-qualified retirement plans, for purposes of eligibility and vesting (but not for purposes of benefit accrual), for Company Employee's service with the Company and its affiliates prior to the Effective Time. Notwithstanding anything in the Merger Agreement to the contrary, Parent will cause the surviving corporation to honor and assume the written employment agreements, severance agreements, indemnification agreements with then existing directors and officers of the Company, incentive arrangements and other agreements disclosed to Parent, all as in effect on the date of the Merger Agreement. The provisions described in this paragraph are not intended to create any enforceable rights by current or former employees, officers and directors of the Company and their respective heirs and legal representatives.

    Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, on or prior to the Effective Time of the following conditions:
  (a) Purchaser shall have made, or caused to be made, the Offer and shall have accepted for payment and paid for Shares in an amount necessary to satisfy the Minimum Tender Condition and otherwise pursuant to the Offer;
  (b) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL; and (c) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger (provided that each party to the Merger Agreement has agreed to use its reasonable best efforts to have vacated or reversed, in accordance with the Merger Agreement, any applicable judgment, writ, decree, order or injunction).

    Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

      (a) by the mutual written consent of the Company and Parent;

      (b) by Parent or the Company if any statute, law, rule or regulation shall have been promulgated that prohibits the consummation of the Offer or the Merger or if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties to the Merger Agreement will use reasonable efforts to have vacated or reversed in accordance with the provisions described under "Efforts" above), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

      (c) by the Company if (i) Purchaser fails to commence the Offer in accordance with the terms of Merger Agreement, (ii) as a result of the failure of one or more conditions set forth in Annex I to the Merger Agreement, Purchaser has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Offer on or before the Outside Date or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement;

      (d) by Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions to the Offer, Purchaser has (i) not commenced the Offer within six business days after the public announcement of the terms of the Merger Agreement,
    (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to the Outside Date;

      (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations as described under "No Solicitation" above and (ii) the Company has given Parent and Purchaser prior written notice, of not less than the greater of seventy-two hours and two full business days, of its intention to terminate the Merger Agreement and accept or recommend a Superior Proposal and of the material terms and conditions of such Superior Proposal; provided that such termination shall not be effective unless and until the Company shall have paid the termination fee discussed below to Parent;

      (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company breaches any of the covenants referred to above under "No Solicitation," or if the Board of Directors of the Company shall have resolved to effect any of the actions referred to in the first paragraph under "No Solicitation" above;

      (g) By Parent, prior to the purchase of Shares pursuant to the Offer, if the Company shall have breached any of its representations, warranties or covenants contained in the Merger Agreement, which breach would give rise to a failure of a condition to the Offer and which breach has not been or is incapable of being cured by the Company prior to the Outside Date; or

      (h) By the Company, prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser shall have breached any of their representations, warranties or covenants contained in the Merger Agreement, which breach would cause Parent or Purchaser to be unable to complete the Offer and the Merger and which breach has not been or is incapable of being cured prior to the Outside Date.

    In the event that the Merger Agreement is terminated, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, except that certain provisions relating to, among other things, the payment of certain fees and expenses, including the Termination Fee, will survive any such termination.

    Fees and Expenses. Except as provided below and as otherwise expressly set forth in the Merger Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees, costs and expenses.

    In the event that the Merger Agreement is terminated pursuant to the provisions described under (i) subparagraph (e) of "Termination" above,
  (ii) subparagraph (f) of "Termination above or (iii) subparagraph (c)(ii) or subparagraph (d) of "Termination" above and, in the case of this clause
  (iii) only, at any time after the date of the Merger Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the stockholders of the Company generally and as of the date of such termination such Acquisition Proposal shall not have been withdrawn or lapsed in accordance with its terms, then the Company will pay to Parent an amount equal to $20 million ("Termination Fee"). If the Termination Fee becomes payable, it will be payable simultaneously with such termination (in the case of termination by the Company) or within two business days thereafter (in the case of termination by Parent).

    The Company has acknowledged pursuant to the Merger Agreement that the agreements described in the preceding paragraph are an integral part of the transactions contemplated by the Merger Agreement, and that, without such agreements, Parent and Purchaser would not enter into the Merger Agreement; accordingly, if the Company fails to pay the Termination Fee and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company with respect to the Termination Fee, the Company will pay to Parent or Purchaser, as the case may be, its costs and expenses in connection with such suit, together with interest on the amount of the Termination Fee.

    Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to the approval of the Independent Directors as described under "Directors" above, at any time prior to the Effective Time; provided, however, that after approval of the

  Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval.

    Appraisal. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. See Section 14.

  The Stockholder Agreement. The following is a summary of certain provisions of the Stockholder Agreement. This summary is qualified in its entirety by reference to the Stockholder Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Stockholder Agreement may be examined and copies may be obtained in the manner set forth in Section 8.

  In order to induce Parent and Purchaser to enter into the Merger Agreement, pursuant to the Stockholder Agreement, the Malcolm I. Glazer Family Limited Partnership, Kevin E. Glazer and Avram A. Glazer (each a "Stockholder" and collectively the "Stockholders"), who own in the aggregate approximately 38 percent of the outstanding Shares on a fully diluted basis, assuming the exercise of all issued and outstanding Company stock options, have agreed to validly tender (or cause the record owner of such Shares to validly tender), and not to withdraw, pursuant to the Offer, not later than the fifth business day after its commencement, all Shares beneficially owned by such Stockholder on the date of the Stockholder Agreement or subsequently acquired by such Stockholder.

  Each Stockholder has granted Purchaser an irrevocable option to purchase all (but not less than all) of the Shares beneficially owned by such stockholder (the "Option Shares") at the price per Share payable in the Offer, exercisable at any time in whole after (a) the occurrence of any event as a result of which Parent is entitled to receive a Termination Fee under the Merger Agreement or (b) such Stockholder shall have breached certain specified agreements contained in the Stockholder Agreement. Each such option that becomes exercisable will remain exercisable until the later of (x) the date that is 60 days after the date such option became exercisable, and (y) the date that is ten days after the later of the date that all waiting periods under the HSR Act required for the purchase of the Shares upon such exercise shall have expired or been terminated and the date on which all approvals required under Foreign Antitrust Laws have been obtained; provided that if at the expiration of such period there is in effect any injunction or other order issued by any Governmental Entity prohibiting the exercise of such option, the exercise period will be extended until ten (10) days after the date that no such injunction or order is in effect.

  Each Stockholder has agreed that, unless the Merger Agreement has been terminated, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) all Shares held of record or beneficially owned by such Stockholder (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof and (b) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholder Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions described in Section 13 or "Conditions to the Consummation of the Merger" above, not being fulfilled. Each such Stockholder irrevocably granted to and appointed Purchaser as such Stockholder's proxy and attorney-in-fact (with full power of substitution) to vote the Shares beneficially owned by such Stockholder, or grant a consent or approval in respect of such Shares, in the manner specified above.

  Each Stockholder has agreed that, except as provided by the Merger Agreement and the Stockholder Agreement, such Stockholder will not (a) offer to transfer, transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Stockholder or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (d) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (e) take any other action that would make any representation or warranty of such Stockholder contained in the Stockholder Agreement untrue or incorrect or in any way restrict, limit or interfere with the performance of its obligations thereunder or the transactions contemplated thereby or by the Merger Agreement.

  Each Stockholder has agreed that neither such Stockholder nor any of its affiliates, representatives or agents will (and, if such Stockholder is a corporation, partnership, trust or other entity, such Stockholder will cause its officers, directors, partners, and employees, representatives and agents, including its investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise take any other action to assist or facilitate, any person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal. Each Stockholder has agreed to immediately cease any activities, discussions or negotiations conducted prior to the date of the Stockholder Agreement with respect to any Acquisition Proposal. Each Stockholder has agreed to immediately communicate to Purchaser the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Acquisition Proposal or inquiry which it may receive.

  Subject to the terms and conditions of the Stockholder Agreement, each of the parties thereto has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Stockholder Agreement.

  Each Stockholder has waived any rights of appraisal or rights to dissent from the Merger that it might have had.

  The Stockholder Agreement will terminate with respect to each Stockholder upon the earliest of (a) the Effective Time, (b) the first anniversary of the date of the Stockholder Agreement, and (c) termination of the Merger Agreement (unless, in the case of (c), either (i) Parent is entitled to receive a Termination Fee in connection with such termination or (ii) prior to such termination such Stockholder has breached certain specified agreements contained in the Stockholder Agreement).

  Confidentiality and Standstill Agreement. Pursuant to the Confidentiality and Standstill Agreement, Parent agreed to keep confidential certain information furnished to it by the Company and to use such information solely for the purpose of evaluating a possible transaction with the Company. The Confidentiality and Standstill Agreement also provides that:

    (a) Parent may disclose such information to its representatives who need to know such information for purposes of evaluating a possible transaction with the Company and who shall be informed by Parent of the confidential nature of such information and instructed to comply with the terms of the Confidentiality and Standstill Agreement;

    (b) subject to certain requirements (including prior notification of the Company), Parent and Purchaser may only disclose the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and Parent or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, to the extent required by applicable law, regulation or stock exchange rules; and

    (c) upon the Company's request, Parent and Purchaser must promptly return all documents furnished by the Company and destroy all portions of documents, memoranda, notes and other writings based on the confidential information furnished by the Company.

  The Confidentiality and Standstill Agreement additionally provides that, unless approved in writing by the Board of Directors of the Company, Parent will not, and will direct its representatives not to (and will not assist or encourage others to), directly or indirectly, during the 18 month period commencing on the date of the Confidentiality and Standstill Agreement (any of the following being referred to as "Prohibited Actions"):

    (a) make any public announcement with respect to, or submit any proposal for, a business combination or other transaction between the Company and Parent (or any of its affiliates or any person acting in concert with Parent) involving the Company, unless the proposal is directed and disclosed solely to the Company's management or their representatives and the Company shall have requested in advance the submission of such proposal;

    (b) by purchase or otherwise, acquire, offer to acquire, or agree to acquire, ownership of any assets or businesses of the Company or its affiliates or of any securities issued by the Company or its affiliates or any direct or indirect rights (including convertible securities) or options to acquire such ownership (or otherwise act in concert with or in any way assist any person which so acquires, offers to acquire, or agrees to acquire);

    (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in an "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person with respect to the voting of any securities issued by the Company;

    (d) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to initiate any stockholder proposal;

    (e) acquire or affect the control of the Company or directly or indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks to acquire ownership of voting securities of the Company, or to acquire or affect control of the Company;

    (f) call or seek to have called any meeting of the stockholders of the Company or execute any written consent in lieu of a meeting of holders of any securities of the Company;

    (g) seek election or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors;

    (h) otherwise, directly or indirectly, alone or in concert with others, seek to influence or control the management, Board of Directors or policies of the Company or any of its affiliates; or

    (i) request any waiver, modification, termination or amendment of the foregoing provisions of the agreement or the relinquishment by the Company of any rights with respect thereto.

  Notwithstanding the provisions of the Confidentiality and Standstill Agreement, no outside law firm, Big Five accounting firm, investment bank, environmental consulting firm or similar independent consultant retained by Parent or on Parent's behalf in connection with Parent's evaluation of the proposed transaction ("Representatives") which is not affiliated with Parent shall be prohibited from representing or providing services to other clients which may engage in Prohibited Actions, so long as such Representatives do not take any action which if taken by the Company would be a breach of the Confidentiality and Standstill Agreement (other than a Prohibited Action). The Confidentiality and Standstill Agreement also does not prohibit Parent from taking Prohibited Actions with respect to any company which after the date of the Confidentiality and Standstill Agreement becomes an affiliate of the Company through acquisition of (1) stock of the Company or (2) all or substantially all of the Company's assets or businesses.

  Parent, pursuant to the Confidentiality and Standstill Agreement, agreed that, without the prior written consent of the Company, neither Parent nor its representatives would, subject to certain exceptions, require, induce or influence any management employee Company identified through the confidential information received from the Company to leave his or her employment with the Company or its affiliates, or employ any such employee until August 14, 2002.

  Employee Agreements. In order to induce Parent and Purchaser to enter into the Merger Agreement, the Company and certain employees, including Robert R. Friedl and Jeffrey P. Rhodenbaugh (each an "Employee"), entered into an amendment to each such Employee's Amended Employment Retention Agreement (each an "Original Agreement"), which such amendment will be effective only upon the closing of the Merger and only if such closing occurs on or before March 1, 2001 (each an "Amendment"). Under each Amendment, the Company agrees to employ such Employee and such Employee agrees to be employed by the Company until the second anniversary of the closing of the Merger, unless terminated sooner in accordance with the Original Agreement, as modified by the Amendment. Under the Amendments, each Employee will be entitled to receive a transition payment, which shall be payable in monthly installments for two years following the closing of the Merger, provided that the Employee remains employed by the Company following the Merger. The Amendments also provide that each Employee will not compete against the Company during his employment with the Company and for a one-year period following the termination of his employment. See Item 3 of the Schedule 14D-9 under the caption "Arrangements with Executive Officers, Directors or Affiliates of the Company--Change-in-Control Arrangements."

12. Source and Amount of Funds

  The Offer is not conditioned upon any financing arrangements.

  Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $614 million. Purchaser will obtain such funds from Parent. Parent currently intends to obtain such funds from available cash on hand at the time of the completion of the Offer.

13. Certain Conditions of the Offer

  Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser will not be required (subject to the rules and regulations of the Commission) to pay for any Shares tendered in connection with the Offer, if
(i) the Minimum Tender Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act and any Foreign Antitrust Law shall not have expired or been terminated or any required approval under any Foreign Antitrust Law shall not have been obtained or (iii) at any time after the date of the Merger Agreement and prior to the acceptance of such Shares for payment or payment for any such Shares, any of the following events shall occur or conditions shall exist:

    (a) there shall have been any statute, rule, regulation, legislation, judgment, order or injunction, promulgated, enacted, entered, enforced, issued, amended or deemed applicable by a Governmental Entity to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that would or is reasonably likely to (i) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise materially restrict or prohibit the consummation of the Offer or the Merger, (ii) result in a material delay in the ability of Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (iii) render Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer, (iv) impose material limitations on the ability of Parent, Purchaser or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (v) require the divestiture by Parent, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective subsidiaries or affiliates to dispose of all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its subsidiaries and own the assets and properties of the Company and its subsidiaries, or (vi) impose any material limitations on the ability of Parent, Purchaser or any of their respective subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates;

    (b) the Merger Agreement shall have been terminated in accordance with its terms;

    (c) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct when made, or shall not continue to be true and correct except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date), and (ii) where the failure of such representations and warranties has not had, and is not reasonably likely to have, a material adverse effect on the business, financial condition or operations of the Company and its subsidiaries taken as a whole, other than adverse effects from (i) conditions, circumstances or changes in the general economy or capital markets or (ii) any disclosure of the Merger Agreement (a "Material Adverse Effect");

    (d) the Company shall have failed to perform in any material respect, or to comply in any material respect with, any obligation, agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (e) there shall have occurred (i) any general suspension of, or limitation on trading in securities on the New York Stock Exchange (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers") or (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States; or

    (f) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

  The conditions described above are for the sole benefit of Parent and Purchaser and may be asserted by either of Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates giving rise to any such condition) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the rights described above will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14. Certain Legal Matters

  General. Except as otherwise disclosed herein, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

  Antitrust Compliance. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration or earlier termination of a 15 calendar day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless

Purchaser receives a request for additional information or documentary material from the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or the U.S. Federal Trade Commission (the "FTC"). Purchaser expects to make its filing with the Antitrust Division and the FTC on or about October 23, 2000, and the waiting period is expected to terminate within 15 calendar days thereafter. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may be extended and, in any event, the purchase of and any payment for Shares will be deferred until the Expiration Date. Unless the Offer is extended, any extension of the waiting period may not give rise to any additional withdrawal rights. See Section 4.

  In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or of the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser believes that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

  Parent, Purchaser and the Company have been advised that notice filings with respect to the Offer are required in Argentina, Austria, Brazil, Germany, Ireland, Italy, the Netherlands, Poland, South Africa, and Taiwan. Other regulatory filings may also be required or advisable in connection with the completion of the merger. Parent, Purchaser and the Company are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions. It is possible that one or more of these filings may not be made or one or more of these approvals may not be obtained prior to the Expiration Date. Under the Merger Agreement, either Purchaser or Company has the option in their respective sole discretion to extend the Expiration Date until as late as the Outside Date if the sole reason that Purchaser has not accepted for payment and paid for Shares pursuant to the Offer is the failure of the applicable waiting period under the HSR Act and Foreign Antitrust Laws to expire or failure to obtain any required governmental or regulatory approval.

  State Take-over Laws. A number of states (including Delaware where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

  Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15 percent or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of the Company has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, the Offer and the transactions contemplated by the Merger Agreement and Stockholder Agreement.

  Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL.

  "Going Private" Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

15. Fees and Expenses

  Purchaser has retained LaSalle Bank National Association as Depositary and Georgeson Shareholder Communications, Inc. as Information Agent in connection with the Offer. LaSalle Bank National Association and Georgeson Shareholder Communications, Inc. will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer, including liabilities under applicable securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

16. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

  Purchaser and Parent have filed with the Commission the Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8 with respect to information concerning the Company.

  During the last five years, neither Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule A, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any civil, judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting or requiring activities subject to, the securities laws of any jurisdiction, or a finding of any violation of the securities laws of any jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          SOLAR ACQUISITION CORP.

                                  SCHEDULE A

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

  Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. The business address of each such person is One Financial Plaza, Hartford, CT 06101. Unless otherwise indicated, each such person is a citizen of the United States and has held his or her present position as set forth below for the past five years. Directors of Parent are indicated by an asterisk.

                                            Present Principal Occupation or
                                                      Employment;
       Name, Citizenship and            Material Positions Held During the Past
      Current Business Address      Age                Five Years
      ------------------------      --- ---------------------------------------
 Jonathan W. Ayers................   44 President, Carrier Corporation;
                                        previously President Asian Pacific
                                        Operations, Carrier Corporation and
                                        Vice President, Strategic Planning for
                                        Parent

 Dean C. Borgman..................   59 President, Sikorsky Aircraft Corp.;
                                        previously Senior Vice President, The
                                        Boeing Company (helicopter unit);
                                        former President, McDonnell Douglas'
                                        helicopter business

 Ari Bousbib .....................   39 Vice President, Corporate Strategy and
  Citizenship:                          Development of Parent since 1997;
  French/Portuguese                     previously Managing Director, the
                                        Strategic Partners Group; Partner,
                                        Booz, Allen & Hamilton

 William L. Bucknall, Jr..........   58 Senior Vice President, Human Resources
                                        & Organization, of Parent since 1992

 John F. Cassidy, Jr..............   56 Senior Vice President, Science and
                                        Technology, of Parent since 1998;
                                        previously Vice President, United
                                        Technologies Research Center

 Antonia Handler Chayes*..........   71 Senior Advisor and Vice Chair of the
                                        Board of Conflict Management Group, a
                                        non-profit conflict resolution
                                        consulting firm; Adjunct Lecturer at
                                        the J. F. Kennedy School of Government
                                        at Harvard University; Undersecretary
                                        of the United States Air Force, 1979 to
                                        1981; Co-Director of the Project on
                                        International Law and Conflict
                                        Management at the Program on
                                        Negotiation at Harvard Law School;
                                        member of the American Law Institute,
                                        the Council on Foreign Relations and
                                        the Aspen Strategy Core Group; director
                                        of Parent since 1981

 Louise Chenevert.................   43 President, Pratt & Whitney since 1999;
                                        Executive Vice President, Pratt &
                                        Whitney for operations, worldwide
                                        purchasing, and aftermarket business
                                        from June 1998-1999; Executive Vice
                                        President for operations of Pratt &
                                        Whitney from January 1997-1998; joined
                                        Pratt & Whitney Canada in 1993

 George David*....................   58 Director of Parent since 1992; Chairman
                                        of Parent since 1997; Chief Executive
                                        Officer of Parent since 1994; President
                                        of Parent from 1992 to 1999; Board
                                        Member of the Institute for
                                        International Economics; Chairman or
                                        President of the Boards of the Graduate
                                        School of Business Administration at
                                        the University of Virginia, the
                                        National Minority Supplier Development
                                        Council, and the Wadsworth Atheneum
                                        Museum of Art in Hartford, Connecticut;
                                        Co-Chair the Transatlantic Business
                                        Dialogue for the year 2000

                                            Present Principal Occupation or
                                                      Employment;
       Name, Citizenship and            Material Positions Held During the Past
      Current Business Address      Age                Five Years
      ------------------------      --- ---------------------------------------
 John E. Evard, Jr. ..............   54 Vice President, Taxes of Parent since
                                        2000; previously Senior Vice President
                                        Corporate Development and General Tax
                                        Counsel, CNH Global N.V.; Director,
                                        Tax, Case Corporation

 David J. Fitzpatrick.............   46 Senior Vice President, Chief Financial
                                        Officer and Treasurer of Parent since
                                        2000; Senior Vice President and Chief
                                        Financial Officer, Parent, 1998-2000;
                                        previously Vice President and
                                        Controller, Eastman Kodak Co.; Finance
                                        Director, Cadillac Luxury Car Division,
                                        Chief Accounting Officer, General
                                        Motors Corp.

 Jean-Pierre Garnier, Ph.D.*......   52 Director of Parent since 1997; Chief
                                        Executive Officer and Executive Member
                                        of the Board of Directors of SmithKline
                                        Beecham plc, Philadelphia, PA
                                        (pharmaceuticals); Chief Executive
                                        Officer of GlaxoSmithKline plc;
                                        previously Chief Operating Officer and
                                        Executive Member of the Board of
                                        Directors of SmithKline Beecham plc;
                                        Chairman, SmithKline Beecham plc,
                                        Pharmaceuticals from 1994-1995;
                                        Director of the Eisenhower Exchange
                                        Fellowships

 Jamie S. Gorelick*...............   50 Director of Parent since February,
                                        2000; Vice Chair, Fannie Mae, since
                                        1997; Deputy Attorney General of the
                                        United States, 1994 to 1997; Harvard
                                        Board of Overseers and the Boards of
                                        America's Promise, the Carnegie
                                        Endowment for International Peace, and
                                        the Washington Legal Clinic for the
                                        Homeless and other civic organizations;
                                        member of the Council of the American
                                        Law Institute and the Council on
                                        Foreign Relations; serves on the
                                        Central Intelligence Agency's National
                                        Security Advisory Panel

 Ruth R. Harkin...................   56 Senior Vice President, International
                                        Affairs and Government Relations of
                                        Parent since 1997; previously President
                                        and Chief Executive Officer, Overseas
                                        Private Investment Corporation

 Karl J. Krapek*..................   51 Director of Parent since 1997;
                                        President and Chief Operating Officer
                                        of Parent since 1999. Previously
                                        Executive Vice President of Parent,
                                        1997 to 1999; President, Pratt &
                                        Whitney, 1992 to 1999; Chairman of the
                                        Board of Directors of the Connecticut
                                        Capitol Region Growth Council; Chairman
                                        of the MetroHartford Millennium
                                        Management Group; Vice Chairman of the
                                        Board of Trustees of the Connecticut
                                        State University System and Chairman of
                                        Finance Committee; member of the
                                        Director's Advisory Board of the Yale
                                        Cancer Center; Director of Saint
                                        Francis Care, Inc.; 1999 General
                                        Campaign Chairman for the United Way
                                        and Combined Health Appeal Community
                                        Campaign in Hartford area

 Robert F. Leduc..................   44 Executive Vice President and Chief
                                        Operating Officer, Pratt & Whitney;
                                        previously Executive Vice President,
                                        Pratt & Whitney

                                            Present Principal Occupation or
                                                      Employment;
       Name, Citizenship and            Material Positions Held During the Past
      Current Business Address      Age                Five Years
      ------------------------      --- ---------------------------------------
 Charles R. Lee*..................   60 Director of Parent since 1994; Chairman
                                        and Co-Chief Executive Officer, Verizon
                                        Communications; Chairman and Chief
                                        Executive Officer of GTE Corporation,
                                        1992 to 2000; Director of The Procter &
                                        Gamble Company; Director of the USX
                                        Corporation; member of The Business
                                        Roundtable and The Business Council;
                                        Trustee of the Board of Trustees of
                                        Cornell University; Director of the New
                                        American Schools Emeritus Corporation;
                                        member of The Conference Board;
                                        Director of the Stamford Hospital
                                        Foundation

 Richard D. McCormick*............   60 Director of Parent since February,
                                        1999; Chairman Emeritus U S WEST, Inc.,
                                        Denver, Colorado (telecommunications).
                                        Previously Chairman, U S WEST, Inc.,
                                        1998 to 1999; Chairman, President and
                                        Chief Executive Officer U S WEST, Inc.,
                                        1992 to 1998; Director of United
                                        Airlines; Director of Wells Fargo and
                                        Company; Director of Concept Five
                                        Technologies; Chairman of the United
                                        States Council for International
                                        Business; Vice President of the
                                        International Chamber of Commerce;
                                        Director of Creighton University; will
                                        serve as President of the International
                                        Chamber of Commerce, beginning 2001
                                        member of the Business Council; Trustee
                                        of the Denver Art Museum; Board Member
                                        of the American Indian College Fund

 Ronald F. McKenna................   60 President, Hamilton Sundstrand since
                                        June 21, 1999; Executive Vice President
                                        and Chief Operating Officer of Hamilton
                                        Sundstrand, Aerospace, May 6, 1996 to
                                        June 21, 1996; Vice President of
                                        Business Development, Sunstrand
                                        Aerospace, January, 1995 to May, 1996;
                                        Vice President and General Manager of
                                        Sunstrand Aerospace Electric Power,
                                        December, 1989 to January, 1995

 Angelo J. Messina................   47 Vice President, Financial Planning and
                                        Analysis of Parent since 1998;
                                        previously Director, Financial Planning
                                        and Analysis, of Parent; Vice
                                        President, Strategic Planning, Pratt &
                                        Whitney; Director, Investor Relations,
                                        of Parent

 David G. Nord....................   43 Vice President, Controller of Parent
                                        since 2000; previously Acting
                                        Controller; Assistant Controller,
                                        Financial Reporting and Accounting of
                                        Parent; Corporate Controller, Pittston
                                        Co.

 Stephen F. Page..................   60 Executive Vice President of Parent and
                                        President and Chief Executive Officer,
                                        Otis Elevator since 1997; previously
                                        Executive Vice President and Chief
                                        Financial Officer of Parent

 Frank P. Popoff*.................   64 Director of Parent since 1996;
                                        Chairman, The Dow Chemical Company,
                                        Midland, Michigan, will retire,
                                        effective November 1, 2000; previously,
                                        Chief Executive Officer of The Dow
                                        Chemical Company; Director of American
                                        Express Company; Quest Communications
                                        International, Inc.; Chemical Financial
                                        Corporation; and Michigan Molecular
                                        Institute; previously Chairman of
                                        Chemical Manufacturers Association;
                                        member of the Business Council for
                                        Sustainable Development; The

                                            Present Principal Occupation or
                                                      Employment;
       Name, Citizenship and            Material Positions Held During the Past
      Current Business Address      Age                Five Years
      ------------------------      --- ---------------------------------------
                                        Business Council; the Council for
                                        Competitiveness; the American Chemical
                                        Society; and director emeritus of the
                                        Indiana University Foundation

 William H. Trachsel..............   57 Senior Vice President, General Counsel
                                        and Secretary of Parent since 1998;
                                        previously Vice President, Secretary
                                        and Deputy General Counsel of Parent

 Andre Villeneuve*................   55 Director of Parent since 1997; Chairman
                                        of Instinet Corporation, Reuter's
                                        electronic brokerage subsidiary;
                                        previously Executive Director of
                                        Reuters Holdings PLC, London, England
                                        (worldwide news information and
                                        services business), 1998 to February
                                        2000; Director of CGU plc

 Harold Wagner*...................   64 Director of Parent since 1994; Chairman
                                        and Chief Executive Officer, Air
                                        Products and Chemicals, Inc.,
                                        Allentown, Pennsylvania (industrial
                                        gases and chemicals); previously
                                        Chairman, President and Chief Executive
                                        Officer, Air Products and Chemicals,
                                        Inc., 1992 to 1998; Director of CIGNA
                                        Corporation; PACCAR Inc.; Daido-Hoxan;
                                        Member of The Business Council; the
                                        Policy Committee of The Business
                                        Roundtable; Member of the Pennsylvania
                                        Business Roundtable; serves on the
                                        Board of Trustees of Lehigh University
 Sanford I. Weill*................   67 Director of Parent since 1999; Chairman
                                        and Chief Executive Officer of
                                        Citigroup, Inc.; previously Chairman
                                        and Co-Chief Executive Officer of
                                        Citigroup, Inc., 1998 to 2000; Chairman
                                        and Chief Executive Officer of
                                        Travelers Group Inc., 1993 to 1998;
                                        Director of AT&T Corporation; E.I.
                                        duPont de Nemours & Company; Chairman
                                        of the Board of Trustees of Carnegie
                                        Hall; Member of the Business
                                        Roundtable; the Business Council; the
                                        Board of Directors of the Baltimore
                                        Symphony; the Board of Governors of New
                                        York Presbyterian Hospital; the Board
                                        of Overseers of the Weill Medical
                                        College; Graduate School of Medical
                                        Sciences of Cornell University and
                                        other civic organizations.

  Purchaser. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser. Except as otherwise noted, the business address of such person is One Financial Plaza, Hartford, CT 06101. Unless otherwise indicated, such person is a citizen of the United States.

                                           Present Principal Occupation or
                                                     Employment;
      Name, Citizenship and            Material Positions Held During the Past
    Current Business Address     Age                 Five Years
    ------------------------     ---   ---------------------------------------
 Ari Bousbib ...................  39 Director of Purchaser since October, 2000;
  Citizenship: French/Portuguese     President of Purchaser since October 2000;
                                     Vice President, Corporate Strategy and
                                     Development of Parent since 1997;
                                     previously Managing Director, the
                                     Strategic Partners Group; Partner, Booz,
                                     Allen & Hamilton

 Lawrence V. Mowell.............  52 Vice-President, Treasurer and Secretary of
                                     Purchaser since October, 2000; Associate
                                     General Counsel of Parent since 1998; Vice
                                     President and General Counsel, UT Finance
                                     1992-1998

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary For The Offer Is:

                       LaSalle Bank National Association

                           By Mail/Overnight Courier:

                       LaSalle Bank National Association
                     Attention: Corporate Trust Operations
                            135 South LaSalle Street
                                   Suite 1811
                            Chicago, Illinois 60603

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)

                                 (312) 904-2236

                        Confirm Facsimile Transmission:
                               By Telephone Only:

                                 (312) 904-2450


Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

              [Logo of Georgeson Shareholder Communications Inc.]

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and brokers call collect: (212) 440-9800
                   All others call toll free: (888) 223-2064